SETTLEMENT AGREEMENT AND RELEASE

      This Settlement Agreement and Release ("Agreement") is entered into as of July 21, 2004, by and between CEC Industries, Inc., a Nevada corporation ("CEC") and Steve Reeder ("Reeder") and Empire Management Services ("Empire") and (collectively referred to as the "Reeder Parties").

      WHEREAS, CEC and the Reeder Parties have mutually determined to terminate their relationships with regard to loans made to PayCard Solutions, Inc. by the Reeder Parties on behalf of CEC") as well as the Reeder Parties relationship to CEC itself.

      WHEREAS, in order to settle all claims known or unknown between them, the parties have agreed to settle and compromise all claims between them on the terms set forth herein.

      NOW, THEREFORE, in consideration of the promises, covenants and releases set forth below, the parties do hereby promise, covenant and agree as follows:

      1. The parties acknowledge that the consideration tendered and received herein, the promises, undertakings, representations and releases made or given, and the execution of this Agreement are in compromise and settlement of disputed claims. The parties are willing to perform their obligations hereunder for the purpose of resolving their differences. Nothing herein is intended, and nothing herein shall be construed, as an admission of fault or liability on the part of any party hereto.

      2. Except as otherwise provided for in Paragraphs 3 and 6 of this Agreement, the Reeder Parties and CEC agree that there that there shall be no further obligations between the Parties.

      3. The Reeder Parties agrees that it shall return all CEC shares held by the Reeder Parties to CEC as well as release all funds due to the Reeder parties by CEC, specifically the $159,509 account payable due Empire Management and the 2,625,000 CEC shares held by Empire Management. Stephen Reeder agrees to relinquish any rights to any CEC shares as a shareholder of Empire. The Reeder

Parties represent that the shares set forth herein represent all CEC shares owned by the Reeder Parties. The Reeder Parties further agree to provide any and all non-privileged information requested by CEC regarding the source of funds loaned by Empire to PayCard, and the pending criminal case against Reeder in California to enable CEC to comply with its obligations under the federal securities laws. The Reeder Parties agree to fully cooperate with the Company in this regard following the entry of this Agreement, and to sign warranties and representations regarding the source of the these funds, and such other and further documents as CEC deems reasonable necessary to discharge its disclosure-related obligations.

      4. The parties acknowledge that, in the course of their prior relationship, they have exchanged certain information with one another. The parties agree that, upon notice and consent from Reeder, CEC is free to use, for any purpose whatsoever, any and all information disclosed to it by any other party. Reeder agrees that he will not unreasonably withhold such consent.

      5. Except as to those duties and obligations set forth herein, CEC, its officers, directors, shareholders, employees, trustees, agents, attorneys, representatives, heirs, beneficiaries, successors and assigns, and all other parties acting or purporting to act for or on behalf of CEC, hereby unconditionally release and forever discharge the Reeder Parties, and each of them, and each of their heirs, joint venturers, partners, affiliates, parent corporations, subsidiaries, officers, directors, agents, employees, shareholders, legal counsel, predecessors, successors and assigns, of and from any and all manner of actions, causes, causes of action, claims, liabilities, suits, threats, contracts, controversies, torts, agreements, promises, damages, judgments, execution of claims, and demands whatsoever in law or in equity, known or unknown, suspected or unsuspected, which CEC, and each of them, ever had, now has or may hereafter have against the Reeder Parties, by reason of any matter, cause or thing, whatsoever, including, without limitation, any claims for unknown damages or injuries, or unknown consequences or complications of known damages or injuries.

      6. The Reeder Parties, their officers, directors, shareholders, employees, trustees, agents, attorneys, representatives, heirs, beneficiaries, successors and assigns, and all other parties acting or purporting to act for or on behalf of the Reeder Parties jointly and severally, hereby agrees to defend, indemnify and hold harmless CEC, and its joint venturers, partners, affiliates, parent corporations, subsidiaries, officers, directors, agents, employees, shareholders, legal counsel, predecessors, successors and assigns, from and against any and all liabilities, responsibilities, damages, claims, causes of action, judgments, costs and expenses, including without limitation attorneys' fees and expert witness fees, in connection with any claim related to the Agreements.

      7. Except as to those duties and obligations set forth herein, the Reeder Parties, their officers, directors, shareholders, employees, trustees, agents, attorneys, representatives, heirs, beneficiaries, successors and assigns, and all other parties acting or purporting to act for or on behalf of CEC and each of them, hereby unconditionally release and forever discharge CEC and its joint venturers, partners, affiliates, parent corporations, subsidiaries, officers, directors, agents, employees, shareholders, legal counsel, predecessors, successors and assigns, of and from any and all manner of actions, causes, causes of action, claims, liabilities, suits, threats, contracts, controversies, torts, agreements, promises, damages, judgments, execution of claims, and demands whatsoever in law or in equity, known or unknown, suspected or unsuspected, which the Reeder Parties, and each of them, ever had, now has or may hereafter have against CEC, by reason of any matter, cause or thing, whatsoever, including, without limitation, any claims for unknown damages or injuries, or unknown consequences or complications of known damages or injuries.

      8. CEC represents and warrants to the Reeder Parties that the individual(s) signing this Agreement has been duly authorized to sign the Agreement on behalf of CEC, and CEC further represents and warrants that, upon execution, this Agreement shall be valid, legally binding and enforceable against CEC in accordance with its terms.

      9. The Reeder Parties each represent and warrant to CEC that the individual(s) signing this Agreement have been duly authorized to sign the Agreement on behalf of the respective entities, and the Reeder Parties further represent and warrant that, upon execution, this Agreement shall be valid, legally binding and enforceable against each of the Reeder Parties in accordance with its terms.

      10. This Agreement shall be construed and interpreted as a whole and in accordance with its fair meaning, and without regard to, or taking into account, any presumption or other rule of law requiring construction or interpretation against the party preparing this Agreement or any part hereof.

      11. The parties shall each bear their own expenses, legal costs and attorneys' fees incurred in connection with the negotiation and execution of this Agreement.

      12. This Agreement contains the entire agreement and understanding of the parties concerning the subject matter hereof. All prior and contemporaneous agreements, representations, negotiations, and understandings of the parties, oral or written, are merged herein and/or expressly declared void and are superseded by this Agreement. The parties warrant that no representations have been made to or relied upon by any party to induce the execution of this Agreement except as set forth herein.

      13. This Agreement, its application and interpretation, and all rights and obligations of the parties hereunder shall be governed by and construed exclusively in accordance with the laws of the State of Nevada, excluding any choice of law rules which would apply the laws of another jurisdiction.

      14. Any disputes regarding this Agreement shall be exclusively resolved in the state or federal courts, as applicable, located in Nevada. Each party consents to the exclusive jurisdiction of such courts and agrees not to bring any action under this Agreement except in Florida.

      15. This Agreement may not be altered, modified or amended, except in writing signed by the party to be bound.

      16. The parties shall make, execute and deliver all such documents and perform all such acts from time to time, prior to and following the consummation of this Agreement, to carry out the full intent and purpose of this Agreement.

      17. The parties hereto each represent and warrant that they have read this Agreement, understand its terms, have authority to enter into this Agreement, and intend to be legally bound thereby.

      18. The parties hereto each represent and warrant that they have been given an opportunity to consult with an attorney regarding this settlement and the terms of this Agreement.

      19. This Agreement may be executed in multiple counterparts, each of which shall be an original, and all of which shall constitute one and the same agreement.

      20. This Agreement shall be effective only when it has been fully executed and delivered by all of the parties hereto.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on this 21st day of July, 2004.

CEC INDUSTRIES, INC.


By: /s/ Jeff Sternberg
    --------------------------------
Its: President/CEO

EMPIRE MANAGEMENT SERVICES, INC.


By: /s/ Stephen Reeder
    --------------------------------
Its: Authorized Signatory


By: /s/ Stephen Reeder
    --------------------------------
        STEPHEN REEDER